FOR IMMEDIATE RELEASE

Contact:
William A. White
President and Chief Executive Officer
(401) 330-1600

Coastway Bancorp, Inc. Announces
Adoption of Third Stock Repurchase Program

Warwick, Rhode Island – November 29, 2016 – Coastway Bancorp, Inc. (the “Company”) (NASDAQ: CWAY), the holding company for Coastway Community Bank (the “Bank”), announced today that the Board of Directors of the Company adopted a third stock repurchase program.  Under the repurchase program, the Company may repurchase up to 223,331 shares of its common stock, or approximately 5% of its outstanding shares.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

About Coastway Bancorp, Inc.

Coastway Bancorp, Inc. is a bank holding company and the parent company of Coastway Community Bank. The Bank has branches in Cranston, East Providence, East Greenwich, Lincoln, Providence and Warwick. The Bank’s website is www.coastway.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Coastway Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.